Exhibit 99.1

China Natural Gas Provides Update on Financial Statements

XI'AN, China, Sept. 16/PRNewswire-Asia/ -- China Natural Gas, Inc. ("China Natural Gas" or the "Company") (Nasdaq: CHNG), a leading provider of compressed natural gas (CNG) for vehicular fuel and pipeline natural gas for industrial, commercial and residential use in Xi'an, China, today announced that its financial statements contained in its Annual Report on Form 10-K for the year ended December 31, 2009, as amended, Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, as amended, and Quarterly Report on Form 10-Q for  the quarter ended June 30, 2010 can no longer be relied upon.

As previously disclosed in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, in February 2010, the Company obtained a bank loan in the amount of $17.7 million (the "Loan") and, in connection with the Loan, Xi'an Xilan Natural Gas Co. Ltd., the Company's variable interest entity, pledged its equipment and vehicles located within China to secure the Loan (the "Pledge") and guaranteed the repayment of the Loan (the "Guarantee").

By August 8, 2010, the Company’s former outside counsel determined that the Pledge was prohibited by the indenture (the "Indenture") for the Company's 5% guaranteed senior note issued to Abax Lotus Ltd. ("Abax") dated January 29, 2008 (the "Senior Notes"). As a result, the Company believed that Abax had the right to declare a default under the Indenture and could thereafter accelerate the Senior Notes, which would cause a simultaneous default under the warrant agreement governing the Company's warrants issued in connection with the Senior Notes, thereby entitling the warrant holders to require the Company to redeem their warrants. In view of the potential default under the Indenture and warrant agreements, the Board, in consultation with management and the Audit Committee, determined that the Company was required to restate its annual financial statements for the year ended December 31, 2009 and the quarter ended March 31, 2010 to reclassify from long term liabilities to short term liabilities the Senior Notes and the fair value of the redeemable warrants.

Therefore, the Company filed a Current Report on Form 8-K on August 19, 2010 to disclose that its financial statements contained in its Annual Report on Form 10-K for the year ended December 31, 2009 (the "Annual Report") and its Quarterly Report for the quarter ended March 31, 2010 (the "Quarterly Report") should not be relied upon. On August 20, 2010, the Company filed Amendment No. 1 to the Annual Report (as amended, the "Amended 10-K") and Amendment No. 1 to the Quarterly Report (as amended, the "Amended 10-Q") to restate the financial statements contained therein.

Subsequent to restating its financial statements and filing the Amended 10-K and Amended 10-Q, management of the Company internally revisited the analysis of whether the Pledge was indeed prohibited by the Indenture and determined that it was not. In late August 2010, management approached the law firm DLA Piper, which had not previously advised the Company or management on these matters, to review and confirm the Company's analysis. The Company then engaged DLA Piper as its regular outside counsel for SEC reporting and other public company matters in early September 2010. At the request of the Company's independent auditors, a further law firm with no prior relationship to the Company was also asked to review and confirm the Company's analysis. The Board of Directors of the Company, in consultation with management, the Audit Committee and DLA Piper, determined on September 15, 2010, that neither the Loan, the Pledge or the Guarantee, individually or together, were prohibited by the Indenture.

Accordingly, on September 15, 2010, the Board of Directors of the Company, in consultation with management and its Audit Committee, determined that the previously issued restated financial statements contained in the Amended 10-K and the Amended 10-Q can no longer be relied upon because the restatements set forth therein were not required, and, in addition, the previously issued financial statements contained in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2010 can no longer be relied upon because the Senior Notes and the fair value of the redeemable warrants are classified as current liabilities therein. The Company is in the process of working with their independent auditors to restate the restated financial statements included in the Amended 10-K and Amended 10-Q to reverse the initial restatement set forth therein, and to restate the financial statements included in the Quarterly Report on Form 10-Q for the quarter ended June 30, 2010 to reclassify the Senior Notes and redeemable warrants as long term liabilities.

The Audit Committee of the Company’s Board of Directors has discussed the forgoing matters with the Company’s Chief Financial Officer and its independent auditor, Frazer Frost, LLP.

About China Natural Gas, Inc.

China Natural Gas transports and sells natural gas to vehicular fueling terminals, as well as commercial, industrial, and residential customers through its distribution networks in China's Shaanxi and Henan Provinces. The Company owns approximately 120 km of high-pressure pipelines and operates 28 CNG fueling stations in Shaanxi Province and 12 CNG fueling stations in Henan Province. China Natural Gas' four primary business lines include: (1) the distribution and sale of CNG through Company-owned CNG fueling stations for hybrid (natural gas/gasoline) powered vehicles; (2) the installation, distribution and sale of piped natural gas to residential, commercial and industrial customers through Company-owned pipelines; (3) the distribution and sale of gasoline through Company-owned CNG fueling stations for hybrid (natural gas/gasoline) powered vehicles; and (4) the conversion of gasoline-fueled vehicles to hybrid (natural gas/gasoline) powered vehicles through its auto conversion division.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements include matters that involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. These forward-looking statements inherently involve certain risks and uncertainties, including, but not limited to, the risks that are detailed in the Company’s filings with the Securities and Exchange Commission and available at www.sec.gov as well as the Company’s website at www.naturalgaschina.com. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made. All forward-looking statements are qualified in their entirety by this cautionary statement. The Company is not under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please contact:

China Natural Gas Inc.

   Jacky Shi
   IR Director
   Tel:   +86-29-8832-3325 x922
   Cell:  +86-139-9287-9998
   Email: yjshi@naturalgaschina.com

Investor Relations:

   Dave Gentry
   RedChip Companies, Inc.
   Tel: +1-800-733-2447, Ext. 104
   Email: info@redchip.com
   Web: http://www.RedChip.com

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SOURCE: China Natural Gas, Inc.